Exhibit 99.1

Company Contact:	Investor Relations Contact:
Tommy Pruitt	James Palczynski
Senior Communications Director	Principal and Director
Force Protection, Inc.	ICR Inc.
843.574.3866	203.682.8229

Force Protection Announces Results for 2009 Fourth Quarter and Full Year

~Quarterly Revenues Increase 21% to $289 Million vs. Year-Ago $239 Million~

~Quarterly Earnings Increase 57% to $0.27 Per Share vs. Year-Ago $0.17 Per Share~

~Year-End Cash Balance Increases to $147 Million vs. Year-Ago Level of $111 Million~

LADSON, S.C. — March 8, 2010 — Force Protection, Inc. (NASDAQ:  FRPT), a leading survivability solutions provider, today reported financial results for the fourth quarter and full year ended December 31, 2009.

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc. said, “We were pleased to end 2009 on such a high note. Our positive performance during 2009 was a direct result of solid execution on our strategic initiatives throughout the organization.  These efforts place us in a solid position to broaden our business by capitalizing on strategic internal and external growth opportunities.”

Fourth Quarter Comparison

In the fourth quarter of 2009, the Company reported net sales of $289.0 million versus $239.1 million in the fourth quarter of 2008.  Significantly contributing to the 21% increase in revenue was continued strength in the Company’s modernization, spares and sustainment business.  Partially offsetting the increase in net sales were fewer vehicle deliveries in the 2009 fourth quarter as compared to the prior year period.

Operating income rose to $28.1 million in the 2009 fourth quarter as compared to $13.2 million in 2008.  The combination of significant revenue growth, a higher gross margin, and lower general and administrative expenses contributed to the year-over-year increase.  The Company noted that it is continuing its efforts to better align its long-term cost structure with its expected level of business activity.

Net income for the fourth quarter of 2009 increased 57% to $18.4 million, or $0.27 per share, as compared to $11.7 million, or $0.17 per share, for the fourth quarter of 2008.

Force Protection, Inc.

9801 Highway 78 Bldg 1

Ladson SC  29456

Full Year Comparison

For the year ended December 31, 2009, the Company reported net sales of $977.1 million compared to $1.3 billion in 2008.  The Company noted that net sales in 2008 included $479.5 million of pass-through sales (with minimal associated margins) by General Dynamics Land Systems in connection with vehicle deliveries under the Company’s MRAP Competitive Contract.  There were no vehicle pass-through sales by General Dynamics in 2009.

The Company noted that 2009 revenues from its modernization, spares and sustainment business increased by $461.6 million, or more than 180%, over 2008.  In addition, the Company shipped 123 Buffalo vehicles in 2009, a record number for the program and more than a 50% increase over 2008.

Operating income for fiscal 2009 was $43.3 million as compared to $68.5 million in 2008.  The Company noted that $19.3 million of one-time charges recorded in the 2009 third quarter significantly impacted the year over year results. Positively contributing to operating income in 2009 was a 17% decrease in general and administrative expenses associated with the Company’s previously discussed cost reduction activities.

Net income for the twelve months ended December 31, 2009 was $29.5 million, or $0.43 per share, compared to $46.9 million, or $0.69 per share, in 2008.

Mr. Moody continued, “We are transforming our Company into a full-service survivability solutions provider.  This effort was rewarded in 2009 with over $450 million in increased modernization, spares and sustainment revenue during the year.  We have expanded our operational footprint and significantly improved our capabilities in this business.  We are continuing our product development efforts to ensure that we are delivering the best balance of survivability, mobility and readiness to our end-users.  We are also continuing to push forward in the area of new vehicle development.”

The Company continues to work towards the maturation of the Ocelot vehicle. Two Ocelot prototypes are involved in ongoing trials with the UK MoD. Following an announcement by the British Prime Minister over the weekend, the UK Ministry of Defence has confirmed the launch of an Urgent Operational Requirement procurement for a Light Protected Patrol Vehicle to replace the Snatch Land Rover. The Ocelot has also been submitted for evaluation for the Australian government’s Protected Mobility Vehicle-Light program and the Company expects to pursue domestic and other international requirements for the Ocelot in the future.

The Company noted that on February 24, 2010, it introduced the Joint All-Terrain Modular Mobility Asset (“JAMMA”) vehicle at the Association of the United States Army (“AUSA”) Institute of Land Warfare’s Winter Symposium.  The JAMMA’s unique design fills a gap in the vehicle market for a tactical wheeled solution that offers survivability in a battlefield environment where speed, mobility and concealment are critical to success.

Randy Hutcherson, Chief Operating Officer of Force Protection commented, “We remain positive concerning the potential for additional program capture due to our focus of bringing vehicles to market that address the existing and emerging needs of the U.S. military and our allies across the globe.  We are increasing our range of vehicles, we are enhancing our customer base, and we are expanding our industry partnerships.  The work we do in platform development is integral to our ability to innovate, apply new technology and stay close to our customers, and constitutes an essential long-term growth investment.”

Mr. Hutcherson continued, “In addition to fostering a culture of innovation, we are pushing the organization to achieve increased efficiencies in both manufacturing and our service and support businesses.  At the same time, we believe we can further improve on our quality and deliver better performance and a higher level of customer satisfaction.”

Financial Position and Cash Flow

The Company’s cash and cash equivalents balance rose to $147.3 million as of December 31, 2009, from $111.0 million at December 31, 2008.  Operating activity provided net cash of $49.5 million in 2009 compared with $37.0 million in 2008.  Inventories as of December 31, 2009, were $74.1 million, as compared to $88.5 million at December 31, 2008.  Accounts receivable increased slightly to $143.5 million as of December 31, 2009, from $138.4 million at December 31, 2008.

Mr. Moody concluded, “We believe we are well positioned to execute successfully against our growth initiatives.  We have a solid foundation of internal competencies, we have dramatically improved our relationships and focus on our customers, we have expanded our geographic operations, opening up new opportunities upon which to expand and we have a strong balance sheet.  Our emphasis will be to supplement organic growth with additional short-to-medium term revenue and profit opportunities, building a more profitable portfolio of linked businesses.”

Conference Call Information

The Company will hold a conference call today at 4:30 p.m. Eastern Time to discuss these results.  The call will include comments from Michael Moody, Chairman and Chief Executive Officer; Charles Mathis, Chief Financial Officer; and, Randy Hutcherson, Chief Operating Officer.  While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to listen to a live webcast. The webcast can be accessed via the home page of the Company’s website at www.forceprotection.net. Please visit the website at least 15 minutes prior to the call to register for the webcast and download any necessary software. The replay of the call will be available on the Company’s website.

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, including the Buffalo, Cougar and related variants, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats. In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of highly-skilled field service representatives, and advanced on and off-road driver and maintenance training programs. For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth and demand for Force Protection’s products and services, including its modernization, spares and sustainment business; the anticipated long-term demand for service, support and upgrade work to the Company’s fleet of vehicles;  the opportunities to market and the capabilities of the Ocelot and JAMMA vehicles; the Company’s ability to develop new technologies and products, and the effectiveness of these technologies and products; the Company’s execution of its business strategy and strategic transformation, including its opportunities to grow the business; and the Company’s expected financial and operating results, including its revenues, cash flow and gross margins, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, ability to effectively manage the risks in the Company’s business; the ability to develop new technologies and products and the acceptance of these technologies and products; the ability to obtain new orders for its vehicles and products; the  other risk factors and cautionary  statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(Tables follow)

Force Protection, Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)
Net sales	$289,037	$239,058	$977,051	$1,326,331
Cost of sales	236,692	201,856	835,555	1,149,670
Gross profit	52,345	37,202	141,496	176,661
General and administrative expenses	17,833	19,983	78,052	93,950
Research and development expenses	6,364	4,054	20,100	14,259
Operating income	28,148	13,165	43,344	68,452
Other income, net	588	52	645	1,463
Interest expense, net	(22)	(107)	(101)	(332)
Income before income tax expense	28,714	13,110	43,888	69,583
Income tax expense	(10,290)	(1,402)	(14,428)	(22,664)
Net income	$18,424	$11,708	$29,460	$46,919
Earnings per common share:
Basic	$0.27	$0.17	$0.43	$0.69
Diluted	$0.27	$0.17	$0.43	$0.69
Weighted average common shares outstanding:
Basic	68,532	68,330	68,450	68,314
Diluted	69,261	68,420	69,066	68,393

Force Protection, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Share Data)

	As of December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$147,254	$111,001
Accounts receivable, net of allowance for doubtful accounts of none in 2009 and 2008	143,480	138,449
Inventories	74,075	88,502
Deferred income tax assets	16,235	15,572
Income taxes receivable	1,352	—
Other current assets	3,031	2,417
Total current assets	385,427	355,941
Property and equipment, net	58,918	61,429
Investment in unconsolidated joint venture	2,541	—
Intangible assets, net	202	654
Total assets	$447,088	$418,024

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$86,588	$47,115
Due to United States government	25,965	39,015
Advance payments on contracts	1,164	29,504
Other current liabilities	21,044	20,783
Total current liabilities	134,761	136,417
Deferred income tax liabilities	1,236	3,141
Other long-term liabilities	—	139
	135,997	139,697
Commitments and contingencies

Shareholders’ equity:
Common stock, $.001 par value; 300,000,000 shares authorized; issued and outstanding 69,786,419 in 2009 and 68,349,162 in 2008	70	68
Additional paid-in capital	260,112	256,939
Accumulated other comprehensive income	129	—
Retained earnings	50,780	21,320
Total shareholders’ equity	311,091	278,327
Total liabilities and shareholders’ equity	$447,088	$418,024

Force Protection, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	For the year ended December 31,
	2009	2008

Cash flows from operating activities:
Net income	$29,460	$46,919
Adjustments to reconcile net income to net cash provided by (used in) operating activities —
Depreciation and amortization	13,969	12,761
Deferred income tax (benefit) provision	(2,639)	3,058
Income tax effect realized from stock transactions	(206)	537
Stock-based compensation	2,886	270
Allowance for doubtful accounts	—	(323)
Provision for asset impairment	748	4,947
Provision for inventory	20,700	12,269
Warranty reserve	(407)	1,546
Reserve for loss on firm purchase commitments	—	148
Loss on disposal of property and equipment	155	61
Equity in earnings of unconsolidated joint venture	(159)	—
(Increase) decrease in assets —
Accounts receivable	(44,277)	(19,332)
Inventories	(6,273)	39,868
Advances to subcontractor	—	25,106
Prepaid income taxes	(1,352)	6,565
Other current assets	(613)	6,064
Increase (decrease) in liabilities —
Accounts payable	38,799	(94,872)
Advance payments on contracts	(11)	(27,048)
Due to United States government	(2,133)	20,046
Other current liabilities	874	(1,559)
Total adjustments	20,061	(9,888)
Net cash provided by operating activities	49,521	37,031
Cash flows from investing activities:
Purchases of marketable securities	(9,985)	—
Proceeds from maturity of marketable securities	9,985	—
Capital expenditures	(11,235)	(16,318)
Investment in unconsolidated joint venture	(2,149)	—
Net cash used in investing activities	(13,384)	(16,318)
Cash flows from financing activities:
Proceeds from issuance of common stock	80	46
Income tax effect realized from stock transactions	206	(537)
Net decrease in other long-term liabilities	(139)	(218)
Net cash provided by (used in) financing activities	147	(709)

Effect of foreign currency rate changes on cash	(31)	—

Increase in cash and cash equivalents	36,253	20,004
Cash and cash equivalents at beginning of year	111,001	90,997
Cash and cash equivalents at end of period	$147,254	$111,001

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